EXHIBIT 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Dennis Waite	Leslie Loyet	Tim Grace
Vice President & CFO	General Inquiries	Analyst Inquiries	Media Inquiries
(605) 336-2750	(708) 246-6265	(312) 640-6672	(312) 640-6741
SIC Codes: 3672,3081, 3829
FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 17, 2005
RAVEN INDUSTRIES ANNOUNCES RECORD SALES,
NET INCOME FOR SECOND QUARTER
SIOUX FALLS, SD—August 17, 2005—Raven Industries, Inc. (RAVN: NasdaqNM) today announced that record sales and earnings in its second quarter ended July 31, 2005, were driven by strong results in its Engineered Films Division (EFD) and a continuing turnaround in its Electronic Systems Division (ESD). Sales for the quarter rose 22 percent to $45.3 million from $37.1 million a year earlier while net income rose 31 percent to $4.8 million, or 26 cents per share, from $3.6 million, or 20 cents per share, in the year-ago quarter.
For its first six months, Raven reported total sales of $96.0 million, an increase of 27 percent from the $75.5 million a year earlier. Net income for the company’s first half rose to $11.9 million, or 65 cents per share, from $9.1 million, or 49 cents per share.
Ronald M. Moquist, President and CEO, said results were “better than our expectations going into the quarter. We are pleased to see that both Engineered Films and Electronic Systems were able to sustain the progress shown early in the year.” Revenue growth is expected to be more challenging in the second-half of the year because of comparisons to a period when EFD shipped over $9 million of disaster film, he said. “We see opportunities to replace most of those shipments and grow the bottom line,” Moquist added, “and we continue to be optimistic about having another outstanding year. Excluding the impact of a $1.3 million pre-tax write off taken in the third quarter last year, the third quarter this year could be flat to slightly up, but our fourth quarter should be very strong.”

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Segment Performance
Raven reported that its Engineered Films Division (EFD) sales climbed 45 percent to $17.4 million in the second quarter from $12.0 million a year earlier while operating income for the division rose 31 percent to $4.2 million from $3.2 million. Gross profits declined from 31.2 percent of sales last year in the second quarter to 28.1 percent this year. Higher plastic resin costs were only partially offset by higher selling prices. The division continues to bring additional extrusion and lamination capacity online, pushing additional sales volume with slightly lower margins into the marketplace. For the first six months, EFD sales totaled $33.5 million, up 50 percent, while operating income was $8.3 million vs. $6.2 million in the year-ago six months.
Electronics Systems Division (ESD) second-quarter sales rose 30 percent to $15.3 million from $11.7 million. Operating income climbed from $773,000 to $2.9 million. In the prior year, ESD operations were hampered by start-up costs for a new customer. Improved production efficiencies and quality initiatives drove profit margins across all product lines. For the first six months, ESD sales totaled $28.6 million vs. $20.8 million in the first six months of the previous fiscal year while operating income was $5.0 million, up from $1.5 million in the prior year.
Deliveries and profits in the Flow Controls Division (FCD) reflected the division’s seasonal low point during the second quarter. Sales, including those from the company’s acquisition of the assets of Montgomery Industries, Inc., a privately held Canadian corporation purchased in February 2005, rose 19 percent to $8.6 million, of which some $900,000 derived from Montgomery’s boom height-control system, called Autoboom™. Operating income declined 20 percent to $1.4 million from $1.8 million. For the first six months of the fiscal year, total sales were $24.7 million vs. $20.4 million a year earlier while operating income was $7.3 million against $6.9 million in the first half of last year, when agricultural equipment sales reached record highs. The high level of investment in research and development and marketing during this past year has reduced current results but enhanced our prospects for the future.
As anticipated, Aerostar sales in the second quarter fell to $3.9 million from $6.1 million with the drop caused by lower deliveries of military cargo parachutes. Operating income totaled $420,000 vs. $1.3 million in the year-earlier quarter. Sales of high-altitude research balloons, however, rose in the quarter. In June, NASA launched a scientific helium balloon from northern Sweden. After crossing the Atlantic Ocean, the mission ended successfully in northern Canada. NASA’s new transatlantic capability is made possible exclusively by huge Aerostar balloons. This provides more frequent opportunities for long-duration studies in astronomy and high-energy physics. For the first six months of the year, total sales were $9.1 million vs. $11.8 million for the comparable period a year earlier while operating income totaled $1.4 million vs. $2.6 million.
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Balance Sheet and Cash Flows
The company’s cash and investment balances totaled $9.7 million at the end of the quarter compared to $11.3 million one year earlier. The increase in net income, partially offset by higher working capital needs, increased operating cash flows to $10.6 million for the six months ended July 31, 2005, from $9.0 million for the year-earlier period. Cash used in investing activities increased to $6.8 million for the six months due to the acquisition of Montgomery Industries in February 2005 and other investments in productive capacity. Dividends in the prior fiscal year included a special $11.3 million dividend paid in May 2004. Regular quarterly per-share dividends are up 27 percent over last year’s levels.
Conference Call Information
Raven has scheduled a conference call today at 2:00 p.m. Central Daylight Time to discuss its fiscal second-quarter 2006 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 90 days.
Forward-Looking Statements
The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in this press release and other materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward-looking. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
On the Internet, information is available at www.ravenind.com, the company’s website.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2005	2004	Change	2005	2004	Change
Net sales	$45,304	$37,077	22%	$96,008	$75,485	27%
Cost of goods sold	34,422	28,318		69,965	55,048

Gross profit	10,882	8,759	24%	26,043	20,437	27%
Selling, general and administrative expenses	3,583	3,108		7,608	6,335

Operating income	7,299	5,651	29%	18,435	14,102	31%
Other income, net	(92)	(26)		(54)	(50)

Income before income taxes	7,391	5,677	30%	18,489	14,152	31%
Income taxes	2,617	2,035		6,558	5,095

Net income	$4,774	$3,642	31%	$11,931	$9,057	32%

Net income per common share:
-basic	$0.26	$0.20	30%	$0.66	$0.50	32%
-diluted	$0.26	$0.20	30%	$0.65	$0.49	33%
Weighted average common
shares outstanding:
-basic	18,059	18,096		18,046	18,086
-diluted	18,315	18,423		18,306	18,425
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2005	2004	Change	2005	2004	Change
Net Sales:
Flow Controls	$8,626	$7,233	19%	$24,715	$20,430	21%
Engineered Films	17,445	11,995	45%	33,537	22,408	50%
Electronic Systems	15,300	11,743	30%	28,621	20,825	37%
Aerostar	3,933	6,106	(36)%	9,135	11,822	(23)%

Total Company	$45,304	$37,077	22%	$96,008	$75,485	27%

Operating Income (Loss):
Flow Controls	$1,434	$1,784	(20)%	$7,303	$6,895	6%
Engineered Films	4,184	3,190	31%	8,303	6,176	34%
Electronic Systems	2,903	773	276%	4,993	1,475	239%
Aerostar	420	1,326	(68)%	1,357	2,554	(47)%

Total Segment Income	8,941	7,073		21,956	17,100
Corporate Expenses	(1,642)	(1,422)	(15)%	(3,521)	(2,998)	(17)%

Total Company	$7,299	$5,651	29%	$18,435	$14,102	31%

-more-

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	July 31,	January 31,	July 31,
	2005	2005	2004
ASSETS
Cash, cash equivalents and short-term investments	$9,678	$9,619	$11,327
Accounts receivable, net	22,152	25,370	16,821
Inventories	25,073	23,315	21,008
Prepaid expenses and other current assets	3,533	3,288	1,888

Total current assets	60,436	61,592	51,044
Property, plant and equipment, net	22,444	19,964	16,031
Other assets, net	9,695	6,953	7,608

	$92,575	$88,509	$74,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$26	$57	$73
Accounts payable	6,265	10,322	4,762
Accrued and other liabilities	9,819	10,571	7,091

Total current liabilities	16,110	20,950	11,926
Long-term debt, less current portion	11	—	20
Other liabilities	1,391	1,477	1,344
Stockholders’ equity	75,063	66,082	61,393

	$92,575	$88,509	$74,683

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended July 31
	2005	2004
Cash flows from operating activities
Net income	$11,931	$9,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,412	1,975
Deferred income taxes	(264)	60
Other operating activities, net	(3,464)	(2,084)

Net cash provided by operating activities	10,615	9,008

Cash flows from investing activities
Capital expenditures	(4,548)	(1,805)
Acquisition of businesses	(2,748)	(5)
Other investing activities, net	504	(15)

Net cash used in investing activities	(6,792)	(1,825)

Cash flows from financing activities
Dividends paid	(2,527)	(13,314)
Purchase of treasury stock	(689)	(1,059)
Long-term debt principal payments	(40)	(36)
Other financing activities, net	10	111

Net cash used in financing activities	(3,246)	(14,298)

Effect of exchange rate changes on cash	(18)	—

Net increase (decrease) in cash and cash equivalents	559	(7,115)
Cash and cash equivalents at beginning of period	6,619	14,442

Cash and cash equivalents at end of period	7,178	7,327
Short-term investments	2,500	4,000

Cash, cash equivalents and short-term investments	$9,678	$11,327